UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2016

REDHAWK HOLDINGS CORP.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-54323

(Commission file number)

20-3866475

(I.R.S. Employer Identification No.)

219 Chemin Metairie Road, Youngsville, Louisiana 70592

 (Address of principal executive offices) (Zip Code)

(337) 269-5933

(Company's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Felix C. Spizale

The board of directors (the “Board”) of RedHawk Holdings Corp. (the “Company”) approved the appointment of Felix C. Spizale to the Board effective February 1, 2016. The election of Mr. Spizale fills the vacancy created by the resignation of Edward P. Crowley, also effective February 1, 2016, as part of the Company’s transition to a board being comprised of a majority of independent directors. Mr. Crowley will remain as President of RedHawk Financial Services, LLC, the Company’s financial services business unit.

Mr. Spizale, age 69, is a 45-year veteran in the energy industry. For the past 14 years, he was a consultant for private companies specializing in oil and gas exploration and petroleum pipeline operations. Prior to his consulting work, he held various engineering, general manager and executive-level positions over his 32-year career at Texaco, Inc. (“Texaco”).

Mr. Spizale joined Texaco in 1969 as a petroleum engineer in Texaco’s Offshore District in Morgan City, Louisiana. In 1975, he was named Assistant District Petroleum Engineering Manager, responsible for the oversight of Texaco’s offshore production in the Gulf of Mexico. In 1976, he was transferred and appointed to become Superintendent of Oil and Gas Processing, and subsequently Construction/Offshore Installation Manager, in charge of the design and construction of Texaco’s North Sea Tartan Platform Production Facilities.

Between 1980 and 1991, Mr. Spizale held several managerial positions, responsible for Texaco’s domestic onshore and offshore operations. Beginning in 1991, he held managerial positions within Texaco’s Rocky Mountain operations, including Assistant to the President for the Denver Exploration and Production Division, Senior Vice President of Finance and Senior Vice President of Texaco’s Central and Western Region Operations, responsible for Texaco’s pipeline, terminal and marketing operations. In 1998, Mr. Spizale was named General Manager/President of Texaco Pipeline, International, LLC which was responsible for identifying and optimizing Texaco’s worldwide pipeline opportunities. Mr. Spizale retired from Texaco at the end of December 2001.

Mr. Spizale holds a Bachelor of Science degree in petroleum engineering from the University of Louisiana – Lafayette and is a graduate of the Columbia University Program for Executive Management Development. He is a member of the American Petroleum Institute and the Society of Petroleum Engineering. Over his career, he has held numerous civic and organizational board positions.

Thomas J. Concannon

The Board approved the appointment of Thomas J. Concannon to serve as its Executive Vice President and Chief Operating Officer effective February 1, 2016. Mr. Concannon has also been appointed to become a member of the Board effective immediately.

Mr. Concannon, age 62, has over 25 years of industry experience and has worked as a financial consultant in private industry since 2013. Between 2010 and 2013, Mr. Concannon was the Senior Vice President and Secretary for Wolfpack Energy Services, LLC, a Texas-based provider of rental equipment and tubular services to the oil and gas industry. Between 2008 and 2010, he held a similar senior financial position with RedHawk Energy Corp., an oilfield services company owned by Beechwood Properties, LLC (“Beechwood”). Beechwood is the beneficial owner of approximately 56.6% of RedHawk’s common stock and is owned by G. Darcy Klug, the Company’s Chief Financial Officer.

Between 1996 and 2006, Mr. Concannon served as Vice President and Chief Financial Officer of Geokinetics Inc., a Nasdaq-listed provider of seismic acquisition and data processing services to the oil and natural gas industry. From 1992 to 1996, Mr. Concannon worked as a private financial consultant for various energy companies. Prior to 1992, Mr. Concannon served as President of NJR Energy, an oil and natural gas exploration company and as a director of its parent company, New Jersey Resources, a New York Stock Exchange Company. Prior to receiving his Juris Doctor degree from St. John’s University School of Law, Mr. Concannon earned his Bachelor of Science in Accounting from Manhattan College and was a member of the audit staff of PricewaterhouseCoopers.

There are no arrangements or understandings between Mr. Spizale and any other persons pursuant to which he was elected to the Company’s board of directors. There are also no arrangements or understandings between Mr. Concannon and any other persons pursuant to which he was appointed Executive Vice President and Chief Operating Officer and a member of the Company’s board of directors.

There are no transactions reportable pursuant to Item 404(a) of Regulation S-K in connection with Messrs. Spizale’s or Concannon’s appointments

At this time, Mr. Spizale will not receive any compensation for his service as a member of the Board. Mr. Concannon will receive an annual salary of $120,000 as the Company’s Executive Vice President and Chief Operating Officer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 1, 2016	RedHawk Holdings Corp.
	By:	/s/ Daniel J. Schreiber
	Name:	Daniel J. Schreiber
	Title:	Chief Executive Officer and Director